Exhibit 99.3

Nucor Corporation

Offer to Exchange

Up to $439,312,000 of 2.979% Notes due 2055

That Have Been Registered Under

the Securities Act of 1933, as Amended

For a Like Principal Amount of

2.979% Notes due 2055

That Have Not Been Registered Under

the Securities Act of 1933, as Amended

To Registered Holders:

We are enclosing herewith the materials listed below relating to the offer (the “Exchange Offer”) by Nucor Corporation (the “Company,” “we,” “us” or “our”) to exchange up to $439,312,000 aggregate principal amount of its 2.979% Notes due 2055 (“New Notes”) for a like principal amount of its 2.979% Notes due 2055 (CUSIP Nos. 670346 AT2 and U66980 AC4 / ISIN Nos. US670346AT26 and USU66980AC46) (“Existing Notes”) upon the terms and subject to the conditions set forth in the Prospectus, dated                 , 2021 (the “Prospectus”), and in the related Letter of Transmittal (the “Letter of Transmittal”). As set forth in the Prospectus, the terms of the New Notes are substantially identical in all material respects to the terms of the Existing Notes, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions, registration rights and payment of additional interest in case of non-registration applicable to the Existing Notes do not apply to the New Notes.

Please contact your clients for whom you hold Existing Notes regarding the Exchange Offer. Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal; and

3.

Letter which may be sent to your clients for whose account you hold Existing Notes in your name or in the name of your nominee for obtaining such clients’ instructions with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2021, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION.

THE EXCHANGE OFFER IS NOT CONDITIONED ON A MINIMUM AGGREGATE PRINCIPAL AMOUNT OF EXISTING NOTES BEING TENDERED BY THE HOLDERS OF THE EXISTING NOTES.

Pursuant to the Letter of Transmittal, each holder of Existing Notes will represent to the Company that (i) any New Notes to be received by the holder in the Exchange Offer will be acquired in the ordinary course of the holder’s business; (ii) the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act; (iii) the holder is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company; and (iv) if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the New Notes.

If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities (whether or not it is also an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), then such broker-dealer must deliver, or, to the extent permitted by applicable law, make available to purchasers, a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Securities and Exchange Commission (the “SEC”) has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Existing Notes) by using the Prospectus contained in the registration statement of which the Prospectus forms a part that is declared effective by the SEC. We will allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the Prospectus in connection with the resale of such New Notes, subject to certain limitations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Existing Notes pursuant to the Exchange Offer. Holders who tender their Existing Notes for New Notes will not be obligated to pay any transfer taxes in connection with the exchange, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the exchange agent and the information agent, D.F. King & Co., Inc., in the manner set forth below.

By Facsimile (Eligible Institutions Only): (212) 709-3328

By Registered or Certified Mail or Hand Delivery (Eligible Institutions Only):

48 Wall Street

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (800) 334-0384

By E-mail: nucor@dfking.com

Very truly yours,

NUCOR CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY MADE THEREIN.